UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

THE MACERICH COMPANY

(Exact name of registrant as specified in its charter)

MARYLAND	95-4448705
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

401 Wilshire Boulevard, Suite 700, Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

On March 16, 2015, the Board of Directors of The Macerich Company, a Maryland corporation (the “Company”), authorized a dividend of one preferred share purchase right (a “Right”) payable on March 30, 2015, for each outstanding share of common stock, par value $0.01 per share, outstanding on March 30, 2015 to the stockholders of record at the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company, at a price of $275.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustments. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated effective March 17, 2015, between the Company and Computershare Trust Company, N.A. as Rights Agent.

The Rights Agreement (which includes the Form of Articles Supplementary for Series E Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under “Entry into a Material Definitive Agreement” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 18, 2015 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit
No.	Description

3.1

Articles Supplementary for Series E Preferred Stock of The Macerich Company, as filed with the State Department of Assessments and Taxation of Maryland on March 17, 2015 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 18, 2015).

4.1

Rights Agreement, dated March 17, 2015, between The Macerich Company and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Articles Supplementary for Series E Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 18, 2015).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, The Macerich Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE MACERICH COMPANY

March 18, 2015	By:	Thomas J. Leanse
Date		/s/ Thomas J. Leanse
Senior Executive Vice President,
Chief Legal Officer and Secretary

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